United States Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549

Dear Sir or Madam:

We have read the disclosures under "Changes In and Disagreement With Accountants" in Amendment 1 to the Registration Statement on Form SB-2 of China International Enterprises Corp., and are in agreement with the statements which state that since we were engaged by the registrant there were no disagreements between the registrant and Rosenberg Rich Baker Berman & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Rosenberg Rich Baker Berman & Company, would have caused Rosenberg Rich Baker Berman & Company to make reference to the matter in its reports on the registrant's financial statements.

We have no basis to agree or disagree with other statements of the registrant contained therein.

If you have any questions or need additional information, please contact us at 908-231-1000.

Rosenberg Rich Baker Berman & Company

Rosenberg Rich Baker Berman & Company
Certified Public Accountants

Bridgewater, New Jersey
May 26, 2005